TWEEDY, BROWNE FUND INC.

CODE OF ETHICS

I.	Introduction

A.	Applicability

This Code of Ethics (“Code”) establishes rules of conduct for “Covered Persons” (as defined herein) of the above-named registered investment company (the “Fund”), Tweedy, Browne Company LLC, (the “Investment Adviser”) and any subsidiary of or affiliated company controlled by the Investment Adviser (the Fund, the Investment Adviser and any such subsidiaries and affiliated companies are referred to as “Company”) and is designed to govern the personal investment activities of Covered Persons.

For purposes of this Code of Ethics, “Covered Person” shall mean any of the following persons and “Advisory Person” means any of the persons described in items 1-3:

1.

Any director, officer or employee of the Investment Adviser or a Company who in the ordinary course of his or her business makes, participates in or obtains current information regarding the purchase or sale of securities by the Fund or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund regarding the purchase or sale of securities;

2.

Any natural person in a control relationship to the Investment Adviser who obtains current information concerning recommendations made to the Fund with regard to the purchase or sale of a security; and

3.	The Investment Adviser and any subsidiary or controlled affiliate thereof.

4.	Any director or officer of the Fund, regardless of whether such director or officer is an Advisory Person;

provided, however, that an employee of a service provider that is unaffiliated with the Fund’s Investment Adviser who is an officer or employee of the Fund shall not be a Covered Person if such employee is covered by an appropriate code of ethics of the service provider.

For purposes of this Article I, a person shall not be deemed to be an Advisory Person or a Covered Person simply by virtue of normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading, or engaging in other ministerial activities.

B.	General Principles

Tweedy, Browne Company LLC’s success depends upon its reputation for integrity, quality and professionalism. Tweedy, Browne Company LLC values and seeks to protect the confidence and trust placed in it by its clients. This Code of Ethics is designed to govern the personal securities investment and other business-related activities of Covered Persons and reflects the Investment Adviser’s and the Fund’s principles as fiduciaries to (1) always place the interests of the Fund’s shareholders first; (2) to ensure that all personal securities investment and other business-related activities of its Covered Persons are consistent with this Code of Ethics and, (3) to avoid overreaching or inappropriate conduct by a Covered Person in connection with his or her personal securities investment and other business-related activities. This Code of Ethics is designed to prevent Covered Persons from:

1.	Employing any device, scheme or artifice to defraud the Company;

2.

Making to the Company any untrue statement of a material fact or omitting to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

4.	Engaging in any manipulative practice with respect to the Company.

II.	Restrictions on Personal Investing Activities

A.	Prohibition on Investing Activities

If Tweedy, Browne Global Value Fund (“TBGVF”), Tweedy, Browne Global Value Fund II – Currency Unhedged (“TBGVFII-CU”), Tweedy, Browne Value Fund (“TBVF”), or Tweedy, Browne Worldwide High Dividend Yield Value Fund (“TBWHDYVF”) (each a “Fund” and collectively the “Funds”) has a purchase or sale order pending, or the Investment Adviser has any such order under active consideration for a Fund, no Advisory Person may buy or sell the same security, or any related security (such as an option, warrant or convertible security), for an Advisory Person’s account.

B.	Blackout Period

An Advisory Person shall not purchase or sell any security for the account of any Advisory Person until seven (7) calendar days after the later of the most recent trade by any of the Funds in that security or any related security, or the withdrawal of a purchase or sale order for such security or any related security.

C.	Initial Public Offerings

No Advisory Person shall acquire securities in an initial public offering for an Advisory Person’s account.

D.	Pre-Clearance of Personal Securities Transactions

If Paragraphs A, B and C above do not apply or if the Advisory Person obtains an exception from a supervisory person designated by the Investment Adviser (the “Designated Supervisory Person”) upon a written finding by the Designated Supervisory Person that the proposed purchase or sale will not have any adverse impact on the ability of the Funds to purchase or sell such securities or the price at which the Funds will be able to purchase or sell such securities, it is permissible for an Advisory Person to buy or sell a security for an Advisory Person’s account, but only if (i) the Advisory Person obtains prior approval from the Designated Supervisory Person or, in the absence of the Designated Supervisory Person, from a managing director member of the Executive Committee of the Investment Adviser; (ii) the approved transaction is completed on the same day approval is received; and, (iii) the Designated Supervisory Person or a managing director member of the Executive Committee of the Investment Adviser does not rescind such approval prior to execution of the transaction. (See Section IV for details of the Prior Approval Process.)

E.	Private Placements

The Designated Supervisory Person will not approve a purchase or sale of securities that are not publicly traded, unless the Advisory Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of the Fund) and the Designated Supervisory Person concludes, after consultation with one or more of the Investment Adviser’s managing directors, that the Fund would have no foreseeable interest in investing in such security.

F.	Gifts

No Advisory Person shall accept any gift or other item of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

G.	Service as a Director

No Advisory Person shall serve on the Board of Directors of a publicly traded company without prior authorization from the Compliance Committee based upon a determination that the Board service would not be inconsistent with the interests of the Fund and its shareholders. The Compliance Committee shall be composed of the Designated Supervisory Person and at least two of the managing director members of the Executive Committee of Tweedy, Browne Company LLC.

III.	Exempt Transactions

A.	For purposes of this Code of Ethics, the term “security” shall not include the following:

1.	securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;
2.	bankers’ acceptances;
3.	bank certificates of deposit;
4.	commercial paper;
5.	high quality short-term debt instruments, including repurchase agreements[1]; and
6.

shares of open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) other than portfolios of such companies for which the Investment Adviser or an affiliate of Affiliated Managers Group, Inc. provides discretionary investment advisory services. The Compliance Committee will periodically circulate to you a listing of all such portfolios for which affiliates of Affiliated Managers Group, Inc. provide discretionary investment advisory services.

B.	For purposes of Sections II, A, B and C of this Code of Ethics, the term “security” shall not include the following:

1.	non-convertible fixed income securities rated at least “A”;
2.

securities comprising the S&P 500 Index; the CAC 40 Index; the DAX Index; the SMI Index; the Nikkei 300 Index; the FTSE 100 Index; the Amsterdam Securities Index (AEX); the Mexican Bolsa Index; the KOSPI Index; the S&P/ASX 200 Index; the Straits Times Index; the IBEX 35 Index; the MIB 30 Index; the OMX 30 Index; the TOPIX Index; the Hang Seng Index; Ibovespa Brasil (IBOV); or any other index designated by the Executive Committee of Tweedy, Browne Company LLC and the Designated Supervisory Person as being composed entirely of securities whose public float and historical liquidity make it extremely unlikely that purchases and sales of any of the securities on such index by any Advisory Person would have an adverse impact on the ability of the Funds to purchase or sell such securities or the price at which the Funds will be able to purchase or sell such securities, or any successor index thereof; and

3.	municipal securities.

C.	For purposes of Sections II and IV, an Advisory Person shall not be prohibited from, or required to obtain prior approval for the following:

1.	reinvestments of dividends;
2.	participation on an on-going basis in an issuer’s stock purchase plan;
3.	purchases or sales of shares of open-end mutual fund portfolios managed by an affiliate of Affiliated Managers Group, Inc. other than those managed by

1 The SEC staff will interpret “high quality short-term debt instrument” to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.

the Investment Manager; or
4.	any transaction over which no Advisory Person had any direct or indirect influence or control.

IV.	Prior Approval Procedures

A.

An account for an Advisory Person includes all accounts in which one or more Advisory Persons and/or one or more members of the Advisory Person’s immediate family have a substantial proportionate economic interest. Immediate family includes an Advisory Person’s spouse and minor children living with the Advisory Person. A substantial proportionate economic interest will generally be 25% of the principal amount in the case of any single Advisory Person or 50% of the principal amount in the case of accounts in which more than one Advisory Person have an interest, whichever is applicable.

B.	Managed Accounts

All managed accounts, managed by the Investment Adviser for an Advisory Person and his or her immediate family are frozen. Trading for these accounts must adhere to the above policy and to the procedures set forth below for non-managed accounts.

C.	Non-Managed Accounts

1.	The Trading Approval Form, attached as Exhibit A, must be completed and submitted to the Designated Supervisory Person for approval prior to entry of an order.

2.

After reviewing each of the Fund’s investment interest, trading and anticipated cash flows, the Designated Supervisory Person shall approve (or disapprove) an Advisory Person’s trading order as expeditiously as possible.

3.

Once an Advisory Person’s trading order request is approved, the approval form shall be forwarded to the Trading Desk for execution on the same day. If the Advisory Person’s trading order request is not approved, or is not executed on the same day it is approved, such trading order request may be resubmitted at a later date.

4.

In the absence of the Designated Supervisory Person, the Advisory Person may submit his or her Trading Approval Form to a managing director member of the Executive Committee of the Investment Adviser. In the case of trading approval for a managing director member of the Executive Committee of the Investment Adviser, if the Designated Supervisory Person is not available, such managing director must obtain prior approval from another managing director member of the Executive Committee of the Investment Adviser. In no case may a managing director member of the Executive Committee of the Investment Adviser approve his own trading. Prior trading approval for the Designated Supervisory Person’s own account must be obtained from one of the managing director member of the Executive Committee of the Investment Adviser. In no case will the Trading Desk accept an order from an Advisory Person for an Advisory Person unless it is accompanied by a signed Trading Approval Form.

5.

With respect to an account over which an Advisory Person has no direct or indirect influence or control, the Designated Supervisory Person must review the terms and conditions of such account and determine that it qualifies under the Section III, C exemption before the Advisory Person can utilize such exemption for transactions in such account.

6.

The Designated Supervisory Person generally will not approve redemptions (including exchanges) of shares of a Fund held for less than 180 days by any Advisory Person. For purposes of determining the 180 day holding period a last in/first out (“LIFO”) method shall be used.

V.	Reporting

A.	Covered Persons (including Non-Interested Directors)

All Covered Persons shall submit a report, in the form attached hereto as Exhibit B, to the Fund’s Investment Adviser showing all security transactions in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership2 and which is required to be reported under this Code of Ethics. However, each director who is not an “interested person” (as defined under the 1940 Act) of the Funds is required to file a report only for a transaction in a security where he knew at the time of the transaction or, in the ordinary course of fulfilling his official duties as a director, should have known that during the 15 day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by a Fund. Transactions in securities described in Section III, B, above, are reportable. Transactions in securities described in Section III, A above, are not reportable. No report is required if the director had no direct or indirect influence or control over the transaction.

B.	Advisory Persons

All Advisory Persons shall be required to submit the same report as required under Paragraph A above, and attached as Exhibit B, showing all security transactions in which the Advisory Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. No report is required if such Advisory Person had no direct or indirect influence or control over the transaction.

C.

All directors who are non-interested persons of the Funds and all other Advisory Persons required to file a report shall file such report no later than ten (10) days after the end of each calendar quarter, but need not show transactions over which such

2 See the attached Exhibit C for the definition of “Beneficial Ownership.”

person had no direct or indirect influence or control or which would duplicate information recorded pursuant to Rules 204-2(a)(12) and (13) under the Investment Advisers Act of 1940.

D.

Any report submitted to comply with the requirements of this Section V may contain a statement that the report shall not be construed as an admission by the Advisory Person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

E.

The receipt by the Designated Supervisory Person of duplicate brokerage statements or confirmations received prior to the tenth day after the end of each calendar quarter will be deemed to serve as compliance with the requirements of this Section V with respect to all transactions for which such statements or confirmations provide the information required by Exhibit B.

VI.	Sanctions

Upon discovering that an Advisory Person has not complied with the requirements of this Code, the Designated Supervisory Person shall submit her findings to the Compliance Committee. The Compliance Committee may impose on the Advisory Person whatever sanctions the Compliance Committee deems appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. The sanction taken shall be reported to the Board of Directors in conjunction with Section VII, C, 3, below.

VII.	Additional Compliance Procedures

A.	Disclosure of Personal Holdings –Initial and Annual Holdings Reports

Initial Holdings Report.    No later than 10 days after a person becomes an Advisory Person, the following information shall be submitted to the Designated Supervisory Person:

1.	The title, number of shares and principal amount of all securities owned directly or indirectly by the Advisory Person when the Advisory Person became an Advisory Person;

2.

The name of any broker, dealer or bank with whom the Advisory Person maintained an account in which any securities were held for the benefit of the Advisory Person as of the date the person became an Advisory Person; and

3.	The date that the report is submitted by the Advisory Person.

Annual Holdings Report.   Each Advisory Person shall submit to the Designated Supervisory Person the information listed in VII A(1), (2) and (3) above on an annual basis, which information shall not be more than 30 days old.

B.

Upon commencement of employment with the Investment Adviser, any new Advisory Person shall be required to disclose his or her current personal securities holdings within ten (10) days by filing an Initial Holdings Report.

C.

Annually each Covered Person must certify that he or she has read and understood the Funds’ Code of Ethics and recognizes that he or she is subject to such Code. In addition, annually each Covered Person must certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics.

D.	At least annually (or quarterly in the case of Items 3 and 4 below), the Fund’s Investment Adviser shall report to the Board of Directors:

1.	All existing procedures concerning Covered Persons’ personal trading activities and any procedural changes made during the past year;
2.	A description of issues that arose under the Code of Ethics or procedures during the previous year or any recommended changes to the Funds’ Code of Ethics or procedures;
3.	Any material violations which occurred during the past quarter and sanctions imposed in response to the material violations; and
4.	Any exceptions to any provisions of this Code of Ethics as determined under Section VIII, below.

E.

Certification of Adequacy.  The Fund and the Investment Adviser shall each provide to the Board of Directors of the Fund, no less frequently than annually, a written certification that each, respectively, has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code of Ethics.

VIII.

The Compliance Committee reserves the right to meet to decide, on a case-by-case basis, exceptions to any provisions under this Code of Ethics. Any exceptions made hereunder will be maintained in writing by the Compliance Committee and presented to the Board of Directors at its next scheduled meeting.

IX.

This Code, a copy of each report by a Covered Person, any written report made hereunder by the Fund’s Investment Adviser or the Designated Supervisory Person, and lists of all persons required to make reports, shall be preserved with the Fund’s records for the period required by Rule 17j-1.

X.	Confidentiality

All information obtained from any Covered Person hereunder shall be kept in strict confidence, except to the extent such reports are required to be presented to the Board of Directors under Section VII above and as such reports of securities transactions are required to be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization.

XI.	Other Laws, Rules and Statements of Policy

Nothing contained in this Code of Ethics shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such Covered Person adopted by the Investment Adviser, its affiliates and subsidiaries.

XII.	Amendments

Any material change to this Code of Ethics must be approved by the Board of Directors of the Fund (including a majority of the non-interested Directors) within six months of such change.

XIII.	Further Information

If any person has any questions with regard to the applicability of the provisions of this Code of Ethics generally or with regard to any securities transactions, he or she should consult the Designated Supervisory Person.

Amended and Restated October 10, 2001
Amended September 4, 2002
Amended December 17, 2002
Amended March 12, 2003
Amended December 10, 2003
Amended September 15, 2004
Amended December 8, 2004
Amended May 24, 2007
Amended July 2, 2007
Amended October 16, 2009
Amended June 27, 2013
THE BOARD OF DIRECTORS
TWEEDY, BROWNE FUND INC.
Tweedy, Browne Global Value Fund
Tweedy, Browne Global Value Fund II – Currency Unhedged
Tweedy, Browne Value Fund
Tweedy, Browne Worldwide High Dividend Yield Value Fund

Exhibit A

EMPLOYEE TRADING APPROVAL FORM

General Rules – Please refer to the Tweedy, Browne Company LLC Employee Trading Procedures and Tweedy, Browne Fund Inc. Code of Ethics for a complete record of applicable rules.

I.	No employee trading is permitted if a Fund has a pending order for the same security or if the security is under active consideration for a Fund.

II.	A 7-day blackout period applies after the Funds’ last trade or withdrawal of a Funds’ order, unless the security is exempt.

A.	Exempt securities include other mutual funds, securities that comprise the S&P 500 Index, the CAC 40 Index, the DAX Index, the SMI Index, the Nikkei 300 Index, the FTSE 100 Index, the Amsterdam Securities Index (AEX), the Mexican Bolsa Index, the KOSPI Index, the S&P/ASX 200 Index, the Straits Times Index, the IBEX 35 Index, the MIB 30 Index, the OMX 30 Index, the TOPIX Index, the Hang Seng Index, and the Ibovespa Brasil (IBOV), and may be traded as follows:

1.	Market cap of $1 billion and more: 1-day blackout
2.	Market cap of less than $1 billion but more than $500 million: 3-day blackout;
3.	Market cap of less than than $500 million:

a.	Buy orders are permitted only if the Funds would not buy the security at more than 90% of current price levels.
b.	Sell orders are permitted ONLY IF,
(i)	the Funds do not own the same security and are not actively considering the purchase or sale of the same security; OR
(ii)	the employee is selling the security for a noteworthy reason (e.g., tax loss, buying a house, charitable donation, etc.); OR
(iii)	the employee’s sale takes place 3 days after the Funds have completed selling their positions.

Employee:

Title of Account/Accounts No.:

Security:

Number of Shares:

Buy or Sell:

Price:

Market Cap:

Foreign:	Domestic:

MUST Be Filled Out Completely Prior to Submission to Supervisory Person

1.	Exempt security	Yes
No – 7 day wait
Date of last trade by the Fund(s)

If Yes, please check one box:

A.	1-day blackout because market cap is more than $1 billion.

B.	3-day blackout because market cap is less than $1 billion and more than $500 million.

C.	Market cap of less than $500 million. Employees should be aware of difficult restrictions for trading small cap stocks. You will be permitted to sell once you buy it only if the Funds do not own it. See Procedures Memo for complete details.

2.	If checked C, answer the following questions:

  FOR PURCHASE ORDERS

Do the Funds currently have an interest in purchasing this security at more than 90% of current price levels?

                    Yes – Employee may not purchase security

                     No - Employee may purchase security

Please fill out the information below as it pertains to the Funds activity in the security:

Pending order for:	TBGVF TBGVFII-CU TBVF TBWHDYVF NEITHER
Under active consideration for:	TBGVF TBGVFII-CU TBVF TBWHDYVF NEITHER

Date and price of most	TBGVF
recent execution:	TBGVFII-CU
TBVF
TBWHDYVF

Date of withdrawal of	TBGVF
purchase or sale order:	TBGVFII-CU
TBVF
TBWHDYVF

Known and identified cash	TBGVF	Date:
inflows or outflows:	TBGVFII-CU	Date:
	TBVF	Date:
	TBWHDYVF	Date:

Approved:

Disapproved:

Date:

Employee Name:

Security:
	Buy:	Sell:

Exhibit B

TWEEDY, BROWNE FUND INC.

TWEEDY, BROWNE GLOBAL VALUE FUND

TWEEDY, BROWNE GLOBAL VALUE FUND II – CURRENCY UNHEDGED

TWEEDY, BROWNE VALUE FUND

TWEEDY, BROWNE WORLDWIDE HIGH DIVIDEND YIELD VALUE FUND

SECURITIES TRANSACTION REPORT

FOR THE CALENDAR QUARTER ENDED
(mo./day/yr.)

1. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Fund’s Code of Ethics:

		Nature of			Broker/Dealer
		Transaction	Number of Shares or		or Bank
Security and	Date of	(Purchase, Sale,	Principal Dollar		Through Whom
CUSIP No.	Transaction	Gift, Other)	Amount of Transaction	Price/Unit	Effected

This report excludes (i) transactions with respect to which I had no direct or indirect influence or control, (ii) transactions not required to be reported per the Fund’s Code of Ethics, (iii) transactions already reported by a means permitted by the Code of Ethics, and (iv) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

2.  (Not applicable to Non-Interested Directors) During the quarter referred to above, the following are new accounts with all brokers, dealers or banks with which I hold securities whether or not transactions in such securities are reportable under the Fund’s Code of Ethics:

Date:	Signature:

Exhibit C

BENEFICIAL OWNERSHIP

For purposes of the attached Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term “beneficial ownership” of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale or voting of such securities, and securities owned by any corporation or similar entity in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity’s portfolio.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death.

Securities held in the name of another should be considered as “beneficially” owned by a Covered Person where such person enjoys “financial benefits substantially equivalent to ownership.” The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he obtains therefrom financial benefits substantially equivalent to those of ownership.

A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.